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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 30th day of September, 1999, by and between WORLD COMMERCE ONLINE, INC., a Nevada corporation ("WCO-Nevada"), and WORLD COMMERCE ONLINE, INC., a Delaware corporation ("WCO-Delaware" or the "Surviving Corporation" and collectively with WCO-Nevada, the "Corporations"), with WCO-Nevada merging with and into WCO-Delaware, such that the separate existence of WCO-Nevada shall cease and WCO-Delaware shall continue as the surviving corporation (the "Merger").

                                R E C I T A L S:

         WHEREAS, the Boards of Directors and the stockholders of the Corporations deem it advisable and in the best interests of the Corporations and stockholders to merge the Corporations; and

         WHEREAS, it is the intention of the parties hereto that the Merger shall constitute a tax-free reorganization, as defined in Section 368 of the Internal Revenue Code of 1986, as amended, and that this Agreement and Plan of Merger shall also constitute a Plan of Reorganization.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreement of the parties hereto, being thereunto duly entered into by WCO-Nevada and approved by a resolution adopted by its Board of Directors on September 30, 1999, and being duly entered into by WCO-Delaware and approved by a resolution adopted by its Board of Directors as of September 30, 1999, this Agreement and Plan of Merger and the terms and conditions thereof and the mode of carrying the same into effect, are hereby determined and agreed upon as hereinafter set forth.

                                    ARTICLE I

         1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Nevada Revised Statutes ("NRS"), and the General Corporation Law of the State of Delaware ("DGCL"), WCO-Nevada shall be merged with and into WCO-Delaware. Following the Merger, WCO-Delaware shall continue as the surviving corporation and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of WCO-Nevada shall cease.

         1.2 Effective Date and Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger in accordance with the provisions of the DGCL and Articles of Merger with the Secretary of State of the State of Nevada in accordance with the provisions of the NRS and the conversion of the shares of stock of WCO-Nevada into shares of stock of the Surviving Corporation as contemplated by Section 5.1. The Merger shall have the effects set forth in the NRS and DGCL. The Merger shall be effective immediately upon filing the Certificate of Merger with the Secretary of State of the State of Delaware (the date and time of filing being referenced to herein as the "Effective Date" and the "Effective Time," respectively).




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                                   ARTICLE II

         2.1 Effect of the Merger. At the Effective Time and without any further action on the part of the Surviving Corporation, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature, of each of the Corporations, and be subject to all the restrictions, disabilities and duties of each of the Corporations so merged; and all of the rights, privileges, powers and franchises of each of the Corporations, and all property, real, personal and mixed, and all debts due to either of the Corporations on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Corporations; and the title to any real estate, vested by deed or otherwise, under the laws of the State of Nevada or the State of Delaware or otherwise, in either of the Corporations, shall not revert or in any way be impaired by reason of the Merger; provided, that all debts, liabilities and duties of the Corporations, and all rights of creditors and all liens upon any property of either of the Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Specifically, without limiting the foregoing, at the Effective Time and without any further action on the part of the Surviving Corporation, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges and powers, and be subject to all the restrictions, disabilities and duties of WCO-Nevada relating to, and pursuant to the terms of, that certain Stock Purchase Agreement by and between WCO-Nevada and Interprise Technology Partners, L.P. dated March 30, 1999 (the "Interprise SPA"), and all agreements related thereto, including but not limited to the Registration Rights Agreement by and between WCO-Nevada, Interprise Technology Partners, L.P., and the other persons listed therein dated March 30, 1999.

         2.2 Stock Options. At the Effective Time, WCO-Nevada's obligations with respect to each option ("Option") to purchase shares of common stock of WCO-Nevada ("WCO-Nevada Common Stock") issued pursuant to WCO-Nevada's 1999 Stock Option Plan (the "Option Plan") that is then issued and outstanding, whether vested or unvested, shall be assumed by WCO-Delaware in accordance with the terms of the Option Plan and the stock option agreement by which such Option is evidenced. All rights with respect to WCO-Nevada Common Stock under outstanding Options shall thereupon be automatically converted into rights with respect to shares of common stock of WCO-Delaware ("WCO-Delaware Common Stock"). Accordingly, from and after the Effective Time: (i) each Option assumed by WCO-Delaware may be exercised solely for shares of WCO-Delaware Common Stock;
(ii) the number of shares of WCO-Delaware Common Stock subject to each such assumed Option shall be equal to the number of shares of common stock that were subject to such Option immediately prior to the Effective Time; (iii) the per share exercise price for the shares of WCO-Delaware Common Stock issuable upon the exercise of each such assumed Option shall be equal to the exercise price per share of WCO-Nevada Common Stock at which such Option was exercisable immediately prior to the Effective Time; and (iv) the provisions of each such Option shall otherwise remain unchanged.

         2.3 Warrants. At the Effective Time, WCO-Nevada's obligations with respect to each warrant to purchase WCO-Nevada Common Stock ("Warrant") that is then issued and outstanding, whether vested or unvested, shall be assumed by WCO-Delaware in accordance with the terms of the Warrant. All rights with respect to WCO-Nevada Common Stock under outstanding Warrants shall




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thereupon be automatically converted into rights with respect to shares of
WCO-Delaware Common Stock. Accordingly, from and after the Effective Time: (i) each Warrant assumed by WCO-Delaware may be exercised solely for shares of WCO-Delaware Common Stock; (ii) the number of shares of WCO-Delaware Common Stock subject to each such assumed Warrant shall be equal to the number of shares of common stock that were subject to such Warrant immediately prior to the Effective Time; (iii) the per share exercise price for the shares of WCO-Delaware Common Stock issuable upon the exercise of each such assumed Warrant shall be equal to the exercise price per share of WCO-Nevada Common Stock at which such Warrant was exercisable immediately prior to the Effective Time; and (iv) the provisions of each such Warrant shall otherwise remain unchanged.

                                   ARTICLE III

         3.1 Articles of Incorporation; Bylaws. The Certificate of Incorporation, including the Certificate of Designation, in the form attached hereto as Exhibit "A" and by-laws of WCO-Delaware, shall be in effect immediately prior to the Effective Time, and shall be the Certificate of Incorporation and by-laws of the Surviving Corporation until thereafter amended as provided by law, the Interprise SPA and the Surviving Corporation's Certificate of Incorporation and by-laws.

                                   ARTICLE IV

         4.1 Directors. The directors of WCO-Nevada immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

         4.2 Officers. The officers of WCO-Nevada immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the by-laws of the Surviving Corporation or as otherwise provided by law.

                                    ARTICLE V

         5.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of WCO-Delaware, WCO-Nevada, or the shareholders of WCO-Nevada, the outstanding shares of WCO-Nevada Common Stock shall be converted into shares of WCO-Delaware Common Stock, and the outstanding shares of Class A convertible preferred stock of WCO-Nevada (the "WCO-Nevada Preferred Stock") shall be converted into shares of Series A convertible preferred stock of WCO-Delaware ("WCO-Delaware Preferred Stock") in the manner described in this Article V.

         5.2 Effect of Share Conversion. At the effective Time, all shares of WCO-Nevada Common Stock and WCO-Nevada Preferred Stock converted pursuant to this Article V shall cease to be outstanding and shall automatically be cancelled and retired, and shall cease to exist, and each such certificate (a "Certificate") previously evidencing WCO-Nevada Common Stock and WCO-Nevada Preferred Stock, respectively, outstanding immediately prior to the Effective Time shall thereafter represent the right to receive a certificate evidencing shares of WCO-Delaware Common Stock and WCO-Delaware Preferred Stock respectively, into which such WCO-Nevada Common




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Stock and WCO-Nevada Preferred Stock were converted in the Merger pursuant to this Article V and, if applicable, the right to receive cash pursuant to Section 5.4.

         5.3 Surrender of Certificates. After the Effective Time, each holder of a Certificate immediately prior to the Effective Time shall surrender same to the Surviving Corporation and shall receive in exchange therefore a new certificate, representing the appropriate number of shares of common stock and preferred stock respectively in the Surviving Corporation. Until so surrendered, each Certificate shall, by virtue of the Merger, be deemed for all purposes to evidence ownership of the appropriate number of shares of common stock and preferred stock respectively of the Surviving Corporation.

         5.4 Dissenter's Rights. Only stockholders who properly exercise dissenter's rights, if any, in accordance with the provisions of the NRS, shall be entitled to exercise such dissenter's rights in connection with the Merger.

                                   ARTICLE VI

         6.1 Book Value of Assets. The assets and liabilities of WCO-Nevada shall be recorded upon the books of the Surviving Corporation at the amounts at which said assets and liabilities are recorded upon the books of WCO-Nevada immediately prior to the Effective Time.

                                   ARTICLE VII

         7.1 Termination. This Agreement may be terminated and abandoned by the mutual consent of the Boards of Directors of the Corporations at any time before the Effective Date, whether before or after approval of this Agreement and Plan of Merger by the stockholders of WCO-Nevada.

                                  ARTICLE VIII

         8.1 Stockholder Approval. The obligations of each party hereto to perform this agreement and to consummate the transaction contemplated hereby, shall be subject to the approval and adoption by the stockholders of WCO-Nevada holding at least a majority of the outstanding shares voting and written approval of Interprise Technology Partners, L.P. pursuant to the Interprise SPA. There are no stockholders of WCO-Delaware. Therefore, approval of this Agreement by the stockholders of WCO-Delaware is not required pursuant to Section 251 (f) of the DGCL.

         8.2 Authorization. The Boards of Directors and the proper officers of the Corporations are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the merger herein provided for.

                                   ARTICLE IX

         9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules thereof.




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         9.2 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         9.3 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement, as applicable, if capable of substantial performance, shall remain in full force and effect.

         9.4 Third Party Beneficiaries. Interprise Technology Partners, L.P. is an intended beneficiary of this Agreement. This Agreement is not intended to confer upon any other person or entity, other than the parties hereto, any rights or remedies.

         9.5 Modification or Amendment.Subject to the applicable provisions of the DGCL and the NRS, at any time prior to the approval of this Agreement by the stockholders of WCO-Nevada, the parties hereto may modify or amend this Agreement by mutual written agreement executed and delivered by duly authorized officers or representatives of the respective parties.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its behalf and attested by its officers thereunto duly authorized, all as of the date first above written.


                                             WORLD COMMERCE ONLINE, INC.,
                                             a Nevada corporation


                                             By: /s/ Robert Shaw
                                                 -------------------------------
                                                  Robert Shaw, President


                                             WORLD COMMERCE ONLINE, INC.,
                                             a Delaware corporation



                                             By: /s/ Robert Shaw
                                                 -------------------------------
                                                  Robert Shaw, President




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